UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2010

LPL Investment Holdings Inc.
 (Exact name of registrant as specified in its charter)

Delaware	000-52609	20-3717839
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Beacon Street Boston MA	02108
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 423-3644

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Certain Officers. LPL Investment Holdings Inc. and relevant subsidiaries (the “Company”) and the Company’s current Chairman and Chief Executive Officer Mark S. Casady have reached an agreement to extend Mr. Casady’s employment for an additional five-year term with automatic annual renewal. The employment agreement will become effective upon the close of the Company’s proposed initial public offering. Terms related to Mr. Casady’s annual compensation, including stock options and other equity awards, will be consistent with past practices.

Severance benefits vary depending on reason for termination. If Mr. Casady’s employment is terminated without cause or he voluntary resigns for good reason, Mr. Casady will be entitled to receive, subject to execution of a release of claims and continued compliance with restrictive covenants, a pro-rated bonus based on actual performance (the amount not to exceed the pro-rated target bonus), one times the sum of base salary and target bonus, and two years of participation in group health, life, dental, and visions plans.

The agreement provides for a twelve-month non-compete, non-solicitation if termination of Mr. Casady’s employment is voluntary, for good reason/without cause, for cause, is a retirement or results from disability. The Company may elect to pay severance upon a voluntary termination and extend the restrictive covenants for an additional twelve months (for a total of twenty-four months).

Upon a change in control of the Company, Mr. Casady’s equity awards will become immediately vested and exercisable. Pursuant to the agreement, Mr. Casady agrees to forego his right to quit without good reason following a change in control and receive severance.

Mr. Casady has served as Chief Executive Officer of the Company since December 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LPL INVESTMENT HOLDINGS INC.

By:        /s/ Robert J. Moore
Name:  Robert J. Moore
Title:  Chief Financial Officer

Dated: June 17, 2010